 Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2022 THIRD QUARTER RESULTS

RAISES 2022 SALES AND EPS GUIDANCE

New York, New York, November 9, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the third quarter ended September 30, 2022.

Third Quarter Highlights:

($ in millions, except per share data)	2022	2021	% Change
Net Sales	$280	$263	7%
Gross Margin	64.9%	63.7%	120 bps
Operating Income	$64	$68	(5)%
Operating Margin	23.0%	25.7%	(270) bps
Net Income attributable to IP	$41.4	$38.3	8%
Diluted EPS	$1.30	$1.20	8%

As previously reported, at comparable foreign currency exchange rates, third quarter net sales increased 12%. The average dollar/euro exchange rate for the current third quarter was 1.01 compared to 1.18 in the third quarter of 2021 leading to a negative 5% foreign exchange impact. Net income attributable to Inter Parfums, Inc. rose 8%.

For the first nine months of 2022, net sales rose 16% to $776 million from $669 million. At comparable foreign currency exchange rates, nine months net sales increased 21%. Year-to-date net income attributable to Inter Parfums, Inc. rose 18% to $104 million compared to 2021’s $89 million while diluted earnings per share rose 17% to $3.26 from $2.79.

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums, Inc. commented, “There are several points worth making about the third quarter. In constant euro, European operations grew sales by 3% with gains by both our largest and mid-sized brands. However, in dollars, there was a 4% decline in net sales as a result of the 15% decrease in the average euro to dollar exchange rate. Also in 2021, our pipeline of new product launches was exceptionally large encompassing those postponed from 2020 as well as those scheduled for that year. As we noted last month, a significant quantity of holiday gift sets that we planned to ship in the third quarter rolled into the fourth quarter.”

On the subject of the 45% increase in sales by U.S. operations, Mr. Madar pointed to the contribution of new brands. “Ferragamo, Donna Karan and DKNY accounted for 41% of the gains while organic growth from established brands, including GUESS?, Oscar de la Renta, Hollister, and Abercrombie & Fitch made up much of the balance. The increase would have been even greater had there not been holdups shipping holiday giftsets.”

Discussing year-to-date consolidated sales by market, Mr. Madar stated, “The bar set in 2021 was unusually high when North American sales rose 140% through the first nine months both behind the strength of our brands and the desire for retailers to increase stocks in the third quarter of 2021 ahead of the holiday season. As a result of this impact, sales in our largest market, North America, rose only 4%. Our other markets achieved very healthy growth. In Western Europe and Asia year-to-date sales rose 34% and 23%, respectively. Sales in the Middle East, and Central and South America, were also robust, up 41% and 28%, respectively. Only sales in Eastern Europe declined owing to the war in Ukraine.”

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Mr. Madar noted, “With the exception of China, our travel retail business grew in all regions through the first nine months of the year as business and vacation travel has resumed in earnest. Although we are subject to global supply chain issues, most notably shortages of glass and pumps, we were able to turn in record sales year-to-date with record sales projected for the full year.”

On the subject of new product launches, Mr. Madar pointed out, “In 2022, Montblanc Legend Red, Coach Wild Rose, Coach Dreams Sunset, Coach Open Road, GUESS Uomo, Kate Spade Sparkle, Jimmy Choo Man Aqua, Jimmy Choo I Want Choo Forever, Lanvin Mon Éclat, and Boucheron Singulier were introduced along with brand extensions and flankers for many of our other brands. We also unveiled our Moncler debut scents earlier in the year. In the coming year, our new product pipeline for U.S. brands includes new pillars for the Hollister and MCM brands, but for the most part, is dominated by brand extensions and flankers. With work well underway, major launches for Ferragamo, Donna Karan and DKNY are planned for the 2024. For European operations, in 2023 there will be a new fragrance for Kate Spade, but for the others, we are layering additional products, variations and flankers to fortify the foundations of our fragrance families.”

Michel Atwood, CFO noted, “For European based operations, gross profit margin was 69.5% and 67.8% for the current three and nine month periods, respectively, as compared to 66.6% and 66.3% for the corresponding periods of the prior year. The margin gains for the current three and nine month periods in 2022 are primarily the result of the stronger U.S. dollar in 2022, favorable mix and our pricing actions. That said, increased transportation and component costs partially mitigated some of the exchange rate benefit. For U.S. operations, gross margin was 53.8% and 54.0% for the current third quarter and nine month periods, respectively, as compared to 53.1% and 53.2% for the corresponding periods of the prior year. Gross margin benefitted from our scale benefits, pricing actions as well as a favorable brand and giftset mix.”

Discussing S, G & A expense, Mr. Atwood noted, “For European operations, S, G & A expenses increased to 42.1% and 42.3% of net sales for the current three and nine month periods, respectively, as compared to 38.8% and 39.9% for the same periods one year earlier. This increase was driven in large part by a return to promotional and advertising levels commensurate with sales. For United States operations, S, G & A expenses increased to 41.4% and 40.2% of net sales for the third quarter and nine month periods as compared to 35.1% and 36.8% for the comparable periods in 2021. Similar to our European operations, the increases as a percent of sales are primarily due to higher promotional and advertising expenses. In addition, we have increased salaries and benefits as we expand the organization to support the startup of our new brands. On a consolidated basis, promotion and advertising represented 16.0% and 16.1% of net sales for the 2022 three and nine month periods, respectively, as compared to 15.3% and 14.2% for the corresponding periods of the prior year.”

Summarizing the Company’s response to inflation, Mr. Atwood went on to say, “We have been able to offset the increase in expenses through selective price increases, fine-tuning product mix, and identifying and leveraging scale benefits throughout our organization.”

Mr. Atwood continued, “Below the operating line, there were two unusual items. Interest and investment income for the three months ended September 30, 2022, includes a gain of $2.3 million, as compared to a loss of $0.1 million in the 2021 third quarter, resulting from the interest rate swap. For the nine months ended September 30, 2022, we recognized a gain of $6.4 million related to the interest rate swap which was largely offset by losses of $5.3 million on marketable equity securities during the same period. With respect to taxes, in addition to a substantially lower French corporate tax rate benefiting our European operations, our U.S. operations recognized a one-time tax benefit of $2.5 million associated with the 2021 Salvatore Ferragamo acquisition in the third quarter. At the time of the acquisition, we had not recognized deferred tax benefits as there were uncertainties concerning its potential recoverability; however, as of September 30, 2022, the recoverability is deemed likely.”

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Mr. Atwood continued “Our balance sheet remains very healthy. We closed the third quarter with working capital of $459 million, including approximately $177 million in cash, cash equivalents and short-term investments, and a working capital ratio of 2.9 to 1. The $108 million of long-term debt relates to the Interparfums SA headquarters acquisition, which was financed by a 10-year €120 million (approximately $117 million) bank loan.”

Raises 2022 Guidance:

Mr. Atwood pointed out, “As has been the case for most of 2022, in the final quarter of the year we are confronting inflation, COVID-19 restrictions in China, the relentless strengthening of the U.S. dollar, supply chain disruptions, and recessionary fears globally. That said, we are once again raising our 2022 guidance in light of our strong performance year-to-date and our healthy projections for the remainder of the year. We now look for net sales to come in at $1.025 billion, up from our previous guidance of $1 billion. Similarly, we have raised our diluted EPS guidance to $3.40 from $3.25. We continue to budget 21% of annual net sales for advertising and promotion, which implies approximately $90 million in the final quarter. If history repeats itself, then the payback for this massive blitz in print and broadcast media as well as online advertising and billboards, will be increased sell-through during the holiday season followed by large scale reorders in the coming year and corresponding gains in market share. We remain optimistic about our prospects for the coming year and will invest in our business to continue to gain market share and long-term growth. Guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic. We are planning to release initial 2023 guidance on November 21, 2022.”

Dividend:

The Company’s regular quarterly cash dividend of $0.50 per share will be paid on December 30, 2022 to shareholders of record on December 15, 2022.

Conference Call:

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, November 10, 2022. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

About Inter Parfums, Inc.:

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

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Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net sales	$280,462	$262,696	$775,865	$668,797

Cost of sales	98,562	95,269	281,525	243,772

Gross margin	181,900	167,427	494,340	425,025

Selling, general and administrative expenses	117,424	99,788	323,249	262,379

Impairment loss	--	--	--	2,393

Income from operations	64,476	67,639	171,091	160,253

Other expenses (income):
Interest expense	682	1,697	2,589	3,344
(Gain) loss on foreign currency	273	(613)	(2,245)	(2,169)
Interest and investment income	(3,343)	(233)	(2,341)	(1,388)
Other (income) expense	346	(36)	(98)	(135)

	(2,042)	815	(2,095)	(348)

Income before income taxes	66,518	66,824	173,186	160,601

Income taxes	13,221	16,997	39,078	45,112

Net income	53,297	49,827	134,108	115,489

Less: Net income attributable to the noncontrolling interest	11,874	11,511	29,769	26,854

Net income attributable to Inter Parfums, Inc.	$41,423	$38,316	$104,339	$88,635

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.30	$1.21	$3.28	$2.80
Diluted	$1.30	$1.20	$3.26	$2.79

Weighted average number of shares outstanding:
Basic	31,860	31,659	31,848	31,648
Diluted	31,968	31,807	31,977	31,793

Dividends declared per share	$0.50	$0.25	$1.50	$0.75

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CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$41,277	$159,613
Short-term investments	135,443	160,014
Accounts receivable, net	220,112	159,281
Inventories	283,237	198,914
Receivables, other	8,050	10,308
Other current assets	19,310	21,375
Income taxes receivable	211	210
Total current assets	707,640	709,715
Property, equipment and leasehold improvements, net	153,246	149,352
Right-of-use assets, net	27,834	33,728
Trademarks, licenses and other intangible assets, net	189,273	214,047
Deferred tax assets	10,344	7,936
Other assets	22,857	30,586
Total assets	$1,111,194	$1,145,364

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$12,593	$15,911
Current portion of lease liabilities	4,852	6,014
Accounts payable – trade	81,415	81,980
Accrued expenses	132,834	136,677
Income taxes payable	16,820	4,328
Total current liabilities	248,514	244,910

Long–term debt, less current portion	107,942	132,902
Lease liabilities, less current portion	24,590	29,220

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,875,625 and 31,830,420 shares at September 30, 2022 and December 31, 2021, respectively	32	32
Additional paid-in capital	85,660	87,132
Retained earnings	618,884	560,663
Accumulated other comprehensive loss	(92,405)	(38,432)
Treasury stock, at cost, 9,864,805 shares at September 30, 2022 and December 31, 2021	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	574,696	571,920
Noncontrolling interest	155,452	166,412
Total equity	730,148	738,332
Total liabilities and equity	$1,111,194	$1,145,364